Exhibit 99.1

MCEWEN MINING: Q3 2022 RESULTS

TORONTO, Nov 7th, 2022 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports its third quarter (Q3) results for the period ended September 30th, 2022.

“This year has been much better than the previous three! While we still have issues to resolve, such as increasing our treasury by producing more ounces at a lower cost, we can clearly see a brighter future. At the Fox Complex, where we have had a history of high operating cost/oz we are making good progress reducing our cost. I am pleased to say that in Q3 our cash cost/oz at Fox fell to $774, our lowest since mid-2018. This is well below the industry average. Our next important area to improve at Fox is the process plant (mill). Specifically, we need to increase the throughput because our mine is now producing more ore than our mill can process. As a result, we have a large surface stockpile of ore equivalent to more than two months of production.

At Gold Bar, we are looking forward to starting to mine our Gold Bar South (GBS) deposit this quarter. We are expecting to have a much lower cost/oz than our YTD cost because we will be mining higher grade ore at GBS, with half the strip ratio and no problematic carbonaceous material.

In Mexico, we recently acquired a complete process plant on very advantageous terms that will help significantly reduced projected capital requirements for our Fenix project. This acquisition has made Fenix more attractive to build and could provide a new long life mine for McEwen Mining.

The San José mine, where we have a 49% interest, put in a strong quarter and its exploration is continuing to extend its high-grade veins and discover new veins.

We completed an $82 million financing for McEwen Copper in a very tough equity market. Rio Tinto, the second largest mining company in the world, through its subsidiary Nuton, now owns 9.7% of McEwen Copper, as a result of its investment of $25M. Also, Nuton is testing the Los Azules copper mineralization to see if it can accelerate and increase copper recoveries. Another of Rio Tinto’s subsidiaries, Kennecott Exploration, signed an option to earn 60% interest in McEwen Copper’s other copper project, Elder Creek, by spending $18 million on exploration. Elder Creek is located in Nevada.

In July our shares outstanding underwent a 10 for 1 consolidation. This was an unfortunate but necessary action done to protect our listing on the NYSE, which is our principal exchange and where our trading volume is the highest.

Production guidance for 2023 is 150,000 to 170,000 gold equivalent ounces (GEOs).

Later in this release I will explain why I believe MUX is an attractive investment” said Rob McEwen, Chairman and Chief Owner.

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A webcast will be held on Monday, Nov 7th at 11:00 am EST. Management will discuss our Q3 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Monday November 7th, 2022 11:00 am EST	Webcast URL:	https://events.q4inc.com/attendee/303339246
Call into the conference over the phone:

Please register here:

https://conferencingportals.com/event/ZSafhHZi

Participants who cannot access the internet can dial-in using the numbers below:

Participant Toll-Free Dial-In Number:

1 (888) 330-2398

Participant Toll Dial-In Number:

1 (240) 789-2709

Conference ID: 67121

The webcast will be archived on McEwen Mining's website at https://www.mcewenmining.com/media following the call.

Selected Operational & Financial Information

Cash and cash equivalents at September 30th, 2022, totaled $54.9 million.

Q3 Production was 26,200 gold ounces and 852,200 silver ounces, or 35,700 gold equivalent ounces(1) (GEOs)(see Table 1), compared to 42,900 GEOs during Q3 2021.

YTD Production was 74,650 gold ounces and 1,894,100 silver ounces or 97,000 GEOs compared to 114,200 GEOs during 9 months to Sept. 30, 2021.

Revised guidance for 2022 production is 134,600-141,800 GEOs, reflecting a decrease of approximately 6,500 GEOs at Fox and 14,000 GEOs at Gold Bar due to carbonaceous material encountered throughout 2022, which should be alleviated with Gold Bar South beginning production, and an adjustment due to the gold:silver price ratio.

Average cash costs(2) per GEO sold from our 100%-owned mines (Fox & Gold Bar) in Q3 was $1,219, in-line with our guidance. Average all-in sustaining costs ("AISC")(2) per GEO sold from our 100%-owned mines was $1,659, slightly above our guidance midpoint of $1,475 per GEO.

Our 100%-owned mines generated a cash gross profit(2) of $5.8 million in Q3 and a gross profit of $1.5 million. Cash gross profit is calculated by adding back depletion and depreciation to gross profit.

Our consolidated net loss in Q3 was $10.5 million, or $0.21 per share, which relates primarily to $7.8 million spent on the Los Azules project, and $5 million on exploration and advanced projects at our mines. It is important to understand that MUX will continue reporting losses for some time because it is required to consolidate 100% of the expenses incurred by McEwen Copper for the development of Los Azules in its financial statements despite owning 68%.

Our exploration programs are focused on defining near-term mine resources that could extend our mine lives and contribute to future profitability. An update on our exploration activities will be released in the coming weeks.

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Operations Update

Fox Complex, Canada (100% interest)

Fox achieved the lowest quarterly cash cost since mid-2018 of $774 per GEO sold. We believe there is good potential to further reduce costs and increase production at Fox Complex by increasing mill throughput. We plan to start crushing at the Froome mine site prior to transportation to the mill, which should relieve stress on the primarily crushing circuit.

In Q3, we incurred $2.7 million for exploration at Stock and at the Black Fox properties.

Gold Bar Mine, USA (100% interest)

Gold production continued to be low due to the presence of carbonaceous material that is being treated as waste and lower mining rates resulting from a contractor staffing shortage.

Development of the Gold Bar South deposit is underway. First ore is expected later in Q4. GBS has superior attributes compared to the current mining areas, because of its much lower waste stripping ratio, oxide mineralization with no carbonaceous material, and a higher average gold grade partially offset by lower heap leach recovery. Most of Gold Bar’s production in 2023 will be from GBS.

In order to increase our mining rate, a new mining contractor has been engaged and mobilization of equipment has started with a staged ramp up expected to be fully implemented in January 2023.

In Q3, we spent $1.1 million for exploration activities.

McEwen Copper (68% interest)

McEwen Copper is a key component of MUX’s value proposition. The Los Azules project is one of the world's largest undeveloped open-pit copper porphyry deposits. During the quarter, study work continued in parallel with preparation for the new drilling season which started in mid-October.

The closing of the $81.85 million financing was a critical step to fund activities necessary to complete an updated PEA (Preliminary Economic Assessment) for the Los Azules project. These activities included additional drilling, completing a new resource model, life of mine plan, baseline monitoring for environmental permitting, community development and relations, other technical work and general corporate purposes. McEwen Copper spent $7.6 million in Q3 to advance the Los Azules project. Publication of an updated PEA on the Los Azules copper project is planned for Q1 2023 and in Q2 an IPO is planned along with MUX completing a secondary financing reducing its interest to increase its treasury.

In the 2017 PEA, Los Azules is designed as an open pit copper mine with a 36-year life. However, it is possible that Los Azules could become ultimately an even larger mine, with a longer life, since numerous drill holes have shown strong copper mineralization extending below the pit bottom. It is not uncommon for porphyry copper deposits such as Los Azules, to extend well below 1,000 meters (3,280 feet) depth. During this season’s drill program, two deep high-grade targets will be drilled.

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Table 1 below provides production and cost results for Q3 & 9M 2022 with comparative results for Q3 & 9M 2021 and our Revised guidance range for 2022.

	Q3		9M		Full Year 2022 Revised Guidance
	2022	2021	2022	2021	Range
Consolidated Production
Gold (oz)	26,200	32,100	74,650	87,100	104,000-111,000
Silver (oz)	853,000	792,000	1,894,100	1,897,000	2,600,000-2,700,000
GEOs(1)	35,700	42,900	97,000	114,200	134,600-141,800
Gold Bar Mine, Nevada
GEOs(1)	7,200	12,400	18,600	33,900	26,000-28,000
Cash Costs ($/GEO)(1)	1,712	1,553	1,859	1,582
AISC ($/GEO)(1)	2,049	1,618	2,251	1,685
Fox Complex, Canada
GEOs(1)	9,000	8,300	27,900	20,600	39,000-41,000
Cash Costs ($/GEO)(1)	774	1,154	978	1,102
AISC ($/GEO)(1)	1,308	1,423	1,415	1,339
San José Mine, Argentina (49%)
Gold production (oz)(3)	9,900	10,800	27,400	29,700	38,000-40,000
Silver production (oz)(3)	852,200	790,000	1,892,400	1,889,600	2,600,000-2,700,000
GEOs(1)(3)	19,300	21,600	49,700	56,600	68,600-71,800
Cash Costs ($/GEO)(1)	1,223	1,100	1,300	1,098
AISC ($/GEO)(1)	1,562	1,466	1,718	1,441

Our El Gallo project produced 170 GEOs in Q3 2022, 900 GEOs in 9M 2022, 560 GEOs in Q3 2021 and 2,500 GEOs in 9M 2021. Residual heap leaching ceased in July 2022.

Table 1 Notes:

1.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 90:1 for Q3 2022, 83:1 for Q2 2022, 78:1 for Q1 2022, 73:1 for Q3 2021 and 68:1 for Q1 & Q2 2021. 2022 revised production guidance is calculated based on 85:1 gold to silver price ratio.
2.	Cash gross profit, cash costs per ounce sold, all-in sustaining costs (AISC) per ounce sold are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2021 (as amended) filed on Edgar and SEDAR.
3.	Represents the portion attributable to us from our 49% interest in the San José Mine.

What might MUX be Worth?

“Value, like beauty, is frequently in the eye of the beholder. I am often asked what I think MUX is worth and I want to share my answer with you.

I have arrived at a high/low range of value for MUX by adding up the some of its parts. Here are the parts: MUX has a 68% interest in McEwen Copper, it owns 100% of three gold mines: Fox Complex, Gold Bar and El Gallo/Fenix, a 49% interest in the San José gold/silver mine, a portfolio of five royalties (NSRs) and a collection of exploration properties.

The operating challenges we faced in recent years have severely damaged our credibility with our shareholders and the market. As a result, few investors have taken a close look recently at our assets. If they did, I believe some would see the potential value that I see today. Yes, our cash is tight, our costs/oz are high and our mine lives are currently short, but that has been changing for the better. So let me show you my math and how I had arrived at a possible potential value for MUX of $8 to $30/share.

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In this valuation estimate I have compared Los Azules to two copper projects, Josemaria and Filo, that are in the same province in Argentina as Los Azules. Compared to Los Azules these projects are located at substantially higher elevations, are at a greater distance from critical infrastructure (highways and power grid), have a smaller published copper resource base and copper grade, and they have public market values. Josemaria was purchased for $485M in April and Filo Mining has a market capitalization of $1.6B. The low end of the range is based on 50% of Josemaria’s purchase price and high end on Filo’s market capitalization.

For the valuation estimate of MUX’s gold and silver mining interests, we compared the average Enterprise Value (EV) per GEO production of five smaller producers. The low end of range is based on 50% of their multiple and the high end at par with their multiple. Please refer to the footnotes.

Table 2 Potential Share Value of MUX

	Value Range Per MUX Share(1)
MUX Assets	Low		High
Los Azules(2)	3.24	(3)	21.36	(4)
Elder Creek(2)	0.40	(5)	0.40	(5)
Royalty Portfolio	0.69	(6)	0.69	(6)
Gold & Silver Assets	3.75	(8)	7.50	(7)
Total	$8.08		$29.95

Table 2 Notes:

1.	McEwen Mining has 51 million fully diluted shares
2.	McEwen Mining owns 68.1% of McEwen Copper which owns 100% of Los Azules and Elder Creek
3.	Josemaria purchase price was $485 million. ($485M x 50% x 68.1%) / 51M
4.	Filo Mining market capitalization $1.6 billion. ($1.6B x 68.1%) / 51M
5.	Elder Creek value is based on earn-in ($18M / 60%) x 68.1% / 51M
6.	Royalties: 1.25% NSR on Los Azules and Elder Creek, plus three other royalties. Est. $35M / 51M
7.	Average peer group (Jaguar Mining, Silvercorp, Fortitude, Gold Resource, Endeavour Silver) EV/GEO multiple 2.14x higher than MUX
8.	Average peer group EV/GEO x 50%

As you can see, I believe there is considerable potential value in MUX, and that is a big reason why I have a personal financial commitment of $220M in MUX and McEwen Copper. Another way to look at MUX is that its current share price of $3.66 reflects the low end of potential value of the company’s ownership in McEwen Copper and you get all the other assets for free,” said Rob McEwen, Chairman and Chief Owner.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining's joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

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CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles ("U.S. GAAP"), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Form 10-Q for the period ended September 30th, 2022.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Form 10-Q for the period ended September 30th, 2022.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also has a large exposure to copper through its subsidiary McEwen Copper, owner of the Los Azules copper deposit in Argentina.

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CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com Join our email list for updates: https://www.mcewenmining.com/contact-us/

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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